EXHIBIT 23.3

                          CONSENT OF WZI, INC.

     We consent to the incorporation by reference in this Registration Statement of Royale Energy, Inc., on Form S-3 of the reference to our report dated February 27, 2001, under the captions "Description of Business," "Description of Property," and "Supplemental Information About Oil and Gas Producing Activities (Unaudited)" appearing in and incorporated by reference in the Annual Report on Form 10-KSB of Royale Energy, Inc., for the year ended December 31, 2000, incorporated by reference in this Registration Statement. We further consent to the reference to us under the heading "Expert" in this Registration Statement.

        WZI, Inc.


          /S/ ALLEN H. RUBBERT
By:     Allen H. Rubbert
Title:  Sr. Engineering Advisor
        May 10, 2001